                                                                      EXHIBIT 11
                                                                     PAGE 1 OF 2

                            THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                              THIRD QUARTER ENDED        YEAR TO DATE ENDED
                                 SEPTEMBER 30               SEPTEMBER 30
                           -------------------------  -------------------------
                               1996         1995          1996         1995
                           ------------ ------------  ------------ ------------
PRIMARY
Average shares
 outstanding.............   101,178,090  111,797,588   103,432,404  115,684,473
Dilutive stock options
 based on the treasury
 stock method using
 average market price....     3,385,461      *           3,021,436      **
                           ------------ ------------  ------------ ------------
  Total..................   104,563,551  111,797,588   106,453,840  115,684,473
                           ============ ============  ============ ============
Income (loss) from
 continuing operations...  $     55,705 $   (242,912) $    127,765 $   (197,351)
Discontinued operations..                    (56,019)                 1,578,458
Cumulative effect of
 changes in accounting
 principles, net of
 income tax benefit of
 $8,817..................                                               (12,724)
                           ------------ ------------  ------------ ------------
Net income (loss)........  $     55,705 $   (298,931) $    127,765 $  1,368,383
                           ============ ============  ============ ============
Preferred dividend
 requirements............  $     10,911 $     13,385  $     32,733 $     31,951
                           ============ ============  ============ ============
Premium paid for Series B
 preferred stock
 redemptions.............  $        --  $     21,267  $        --  $     21,267
                           ============ ============  ============ ============
Earnings (loss)
 applicable to common
 shareholders............  $     44,794 $   (333,583) $     95,032 $  1,315,165
                           ------------ ------------  ------------ ------------
Primary earnings (loss)
 per common share:
 Continuing operations...  $        .43 $      (2.48) $        .89 $      (2.17)
 Discontinued operations.                       (.50)                     13.65
 Cumulative effect of
  accounting changes,
  net....................                                                  (.11)
                           ------------ ------------  ------------ ------------
Primary earnings (loss)
 per common share........  $        .43 $      (2.98) $        .89 $      11.37
                           ============ ============  ============ ============

--------
*  Antidilutive
** Less than 3% dilution

                                                                      EXHIBIT 11
                                                                     PAGE 2 OF 2

                            THE TIMES MIRROR COMPANY

                 COMPUTATION OF EARNINGS PER SHARE (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                              THIRD QUARTER ENDED        YEAR TO DATE ENDED
                                  SEPTEMBER 30              SEPTEMBER 30
                            ------------------------  ------------------------
                                1996        1995         1996         1995
                            ------------ -----------  ----------- ------------
FULLY DILUTED
Average shares
 outstanding..............   101,178,090 111,797,588  103,432,404  115,684,473
Common shares assumed
 issued upon conversion of
 Series B preferred stock.     7,789,276  12,519,977    7,789,276    9,737,760
Dilutive stock options
 based on the treasury
 stock method using market
 price at the close of the
 period, if higher than
 average market price.....     3,533,764      *         3,533,764    2,299,279
                            ------------ -----------  ----------- ------------
  Total...................   112,501,130 124,317,565  114,755,444  127,721,512
                            ============ ===========  =========== ============
Income (loss) from
 continuing operations....  $     55,705 $  (242,912) $   127,765 $   (197,351)
Discontinued operations...                   (56,019)                1,578,458
Cumulative effect of
 changes in accounting
 principles, net of income
 tax benefit of $8,817....                                             (12,724)
                            ------------ -----------  ----------- ------------
Net income (loss).........  $     55,705 $  (298,931) $   127,765 $  1,368,383
                            ============ ===========  =========== ============
Preferred dividend
 requirements.............  $      8,236 $     8,236  $    24,707 $     19,217
                            ============ ===========  =========== ============
Premium paid for Series B
 preferred stock
 redemptions..............  $        --  $    21,267  $       --  $     21,267
                            ============ ===========  =========== ============
Earnings (loss) applicable
 to common shareholders...  $     47,469 $  (328,434) $   103,058 $  1,327,899
                            ============ ===========  =========== ============
Fully diluted earnings per
 common share:
 Income before cumulative
  effect of changes in
  accounting principles...  $        .42 $    *       $    *      $      10.50
 Cumulative effect of
  accounting changes, net.                                                (.10)
                            ------------ -----------  ----------- ------------
Fully diluted earnings per
 common share.............  $        .42 $    *       $    *      $      10.40
                            ============ ===========  =========== ============

--------
* Antidilutive